                           SCHEDULE 14C INFORMATION
                Information Statement Pursuant to Section 14(c)
           of the Securities Exchange Act of 1934 (Amendment No.   )


Check the appropriate box:

[X]   Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[ ]   Definitive Information Statement


                                MGM GRAND, INC.
              __________________________________________________
                 (Name of Registrant as Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required
[ ]   Fee computed on table below per Exchange Act Rules 14c-5(g) and O-11

      1) Title of each class of securities to which transaction applies:

      2) Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4) Proposed maximum aggregate value of transaction:

      5) Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ]   Check box if any part of the fee is offset as provided by Exchange Act
Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

      2) Form Schedule or Registration No.:

      3) Filing Party:

      4) Date Filed:

                                                                PRELIMINARY COPY


                                MGM GRAND, INC.
                        3799 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109


                             INFORMATION STATEMENT


     This information statement is furnished to holders of record of the common stock of MGM Grand, Inc. in order to comply with the requirements of Section 14(c) of the Securities Exchange Act of 1934 and Regulation 14C under the Exchange Act. The purpose of the information statement is to inform all stockholders of the approval of amendments to our certificate of incorporation providing for an increase in the number of authorized shares of our common stock and a two-for-one stock split. The information statement was first mailed or delivered to you on or about January 12, 2000.

     We are not asking you for a proxy and you are requested not to send us a proxy.

     We are not seeking consent, authorization or proxies from you since the consent of stockholders entitled to cast the required number of votes to approve the amendments has been obtained. The increase in our authorized shares and the stock split will not become effective pursuant to the written consent already obtained until certificates of amendment are filed with the Delaware Secretary of State, which is expected to occur on or shortly after February 10, 2000. The information statement also serves as notice to you of an action taken by less than unanimous written consent. Such notice is required by Section 228 of the Delaware General Corporation Law. The reported closing price of our common stock on the New York Stock Exchange on January 11, 2000 was $____.


                                THE STOCK SPLIT

General

     Our board of directors has approved a proposal to amend our certificate of incorporation to effect a two-for-one stock split of our common stock. The complete text of the certificate of amendment for the stock split is set forth in Appendix A to this information statement and is incorporated by reference.

Reasons for the Stock Split

     We believe the stock split is desirable for several reasons. Our common stock has been trading at a per share price in the $42.3125 to $54.5625 range since June 15, 1999. While we believe this price does not reflect the full value of our common stock, we also believe that this price range makes our common stock less affordable for purchase in lots of 100 or more shares. In addition, we believe an increase in the number of shares held by the public will encourage and facilitate trades in our common stock and promote a more liquid market in our common stock. Since the 2-for-1 stock split will increase the number of shares held in the public market, we believe that the price per share of our common stock will be more affordable to individual investors and, as a result, enable more people to buy our common stock and create more liquidity in each stockholder's investment. We cannot be certain whether these effects will occur.

Effectiveness of the Stock Split

     The stock split will be effective as of the date of the filing of the certificate of amendment, which we anticipate will be February 10, 2000. Stockholders of record as of the close of business on that date will receive an additional stock certificate representing one additional share of common stock for each share of our common stock held. Stockholders will retain certificates issued before the effective date of the stock split, and those certificates will continue to represent the number of shares evidenced thereby. Stock certificates should not be returned to us or our transfer agent. We expect that certificates representing additional shares issued as a result of the stock split will be mailed on or about February 25, 2000. In addition, the number of shares issuable under our benefit and compensation programs will be adjusted to reflect the stock split. There will be no change in the par value per share of our common stock as a result of the stock split.

Certain Federal Income Tax Consequences of the Stock Split

     The following is a brief summary of certain federal income tax consequences of the stock split based upon current federal tax law:

     1. No gain or loss will be recognized by MGM Grand as a result of the stock split.

     2. No gain or loss will be recognized by a stockholder of MGM Grand common stock as a result of the stock split.

     3. The stockholder's tax basis for each new share and each retained share of MGM Grand common stock will be equal to one-half of the tax basis of the corresponding share of MGM Grand common stock immediately preceding the stock split.

     4. The stockholder's holding period of the additional shares of MGM Grand common stock received in the stock split will be the same as the stockholder's holding period of the retained shares of MGM Grand common stock.

     The foregoing summary does not purport to be a complete analysis of all potential tax effects of the stock split. Each MGM Grand stockholder is urged to consult his or her own tax advisor to determine the particular tax consequences to such stockholder of the stock split, including the applicability and effect of state, local and foreign tax laws.

Miscellaneous

     We may abandon the stock split at any time before its effectiveness if for any reason we deem it advisable to do so.


                    INCREASE IN OUR AUTHORIZED COMMON STOCK

     Our board of directors has approved a proposal to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 75,000,000 to 300,000,000. The complete text of the certificate of amendment for the increase in authorized shares is set forth in Appendix B to this information statement and is incorporated by reference. The proposed amendment would amend article 4 of our certificate of incorporation to read as follows:

          "The aggregate number of shares which the corporation shall have the authority to issue is 300,000,000 shares, all of which are to be common stock, and the par value of each of such shares is to be $.01."

     In order to have sufficient authorized shares of common stock to complete the stock split, we must increase the number of our authorized shares. The authorized shares of common stock in excess of outstanding shares will be available for issuance at such times and for such general corporate purposes as our board of directors may deem advisable. Any such issuances may occur without further action by our stockholders, except as may be required by applicable law or by the rules of the New York Stock Exchange where our common stock is listed for trading. Upon issuance, any such shares will have the same rights as the outstanding shares of common stock. Holders of our common stock have no preemptive rights. The issuance of additional shares of common stock may have a dilutive effect on earnings per share and on such stockholder's percentage voting power for persons who do not purchase additional shares to maintain their pro rata interest.

     We have no arrangements, agreements, understandings or plans at the present time for the issuance or use of the additional shares of common stock proposed to be authorized except in connection with the stock split and the possible exercise of outstanding options and the grant of additional options under the Company's stock option plans. We do not intend to issue any common stock except on terms which we deem to be in the best interests of MGM Grand and our stockholders.

     Although we have no present intention to issue shares of common stock other than in connection with the stock split or outstanding options, we may, in order to make acquisition of, or control of MGM Grand more difficult, make future issuances of common stock which could have that effect. Common stock could also be privately placed with purchasers who might side with management in opposing a takeover bid, thus discouraging such a bid.

     We believe that it is in our best interests and that of our stockholders to increase the number of authorized shares of common stock in order to have additional authorized but unissued shares available for issuance to effectuate the stock split and to meet business needs as they arise.


                  MATTERS REGARDING THE STOCKHOLDER APPROVAL

     As of January   , 2000, the date on which holders of a majority of our
common stock approved the amendments to our certificate of incorporation, there were outstanding _____________shares of our common stock, and we received the written consent approving the amendments from Tracinda Corporation, our principal stockholder, representing ___________ shares of common stock or approximately __% of the outstanding shares. See "Security Ownership of Management and Others" at page 6.

                                CAPITALIZATION

     The following table sets forth the consolidated capitalization of MGM Grand at September 30, 1999 and the pro forma capitalization of MGM Grand as adjusted to give effect to the increase in the authorized shares and the stock split.


                                                                                    As September 30, 1999
                                                                                ----------------------------------
                                                                                    Actual           As Adjusted
                                                                                --------------     ---------------
                                                                                  (In thousands except share data)
Cash and cash equivalents                                                       $      107,753     $      107,753
                                                                                ==============     ==============

Total Debt:
         Current obligation, long term debt                                     $       10,721     $       10,721
         Current obligation, capital leases                                              5,751              5,751
         Senior Reducing Revolving Credit Facility (a)                                 625,000            625,000
         6.95% Senior Collateralized Notes, due 2/1/05                                 300,000            300,000
         6.875% Senior Collateralized Notes, due 2/1/08                                200,000            200,000
         MGM Grand Detroit, LLC Credit Facility                                        181,000            181,000
         Australian Hotel/Casino Loan, less current portion                             28,979             28,979
         Long term obligation, capital leases                                           14,226             14,226
                                                                                --------------     --------------
                                                                                     1,365,677          1,365,677

Total Stockholders' Equity:
         Common stock ($.01 par value, 75,000,000 and 300,000,000,
           as adjusted, shares authorized, 69,077,798 and 138,155,596,
           as adjusted, shares issued and outstanding)                                     691              1,382
         Capital in excess of par                                                    1,255,757          1,255,757
         Treasury stock, at cost (12,262,100 and 24,524,200,
           as adjusted, shares)                                                       (504,761)          (504,761)
         Retained earnings                                                             239,323            238,632
         Other comprehensive income                                                      9,839              9,839
                                                                                ---------------    --------------
                                                                                     1,000,849          1,000,849

Total Capitalization                                                            $    2,366,526     $    2,366,526
                                                                                ===============    ==============

(a) In addition, two letters of credit totaling $49,927,978 were issued and remain outstanding against this facility.

                              RECENT DEVELOPMENTS

Management

     In December 1999, our board of directors named Daniel Wade and John Redmond co-chief executive officers, replacing J. Terrence Lanni effective December 30, 1999. Mr. Lanni had announced in October 1999 that he would be stepping down as chief executive officer. Mr. Lanni will remain with MGM Grand as chairman and as a member of its executive committee.

     Mr. Wade will oversee the operations of both the MGM Grand Hotel and Casino and the New York-New York Hotel and Casino in Las Vegas. Mr. Redmond will oversee the MGM Grand casino in Detroit, Michigan, as well as the casino resorts located in Primm, Nevada which we acquired in the acquisition of Primadonna Resorts in March 1999.

     In December 1999, our board of directors also named James J. Murren, previously executive vice president and chief financial officer, as president of MGM Grand. Mr. Murren, who will remain our chief financial officer, will replace Alex Yemenidjian as president effective December 30, 1999. As president, Mr. Murren will be responsible for overseeing our development and international subsidiaries. In April 1999, Mr. Yemenidjian stepped down as chief operating officer of MGM Grand when he became the chairman and chief executive officer of the film studio Metro-Goldwyn-Mayer Inc. Mr. Yemenidjian will remain with MGM Grand as a director and a member of its executive committee. Tracinda Corporation is the controlling stockholder of both MGM Grand and Metro-Goldwyn-Mayer.


Cash Dividend Policy

     In December 1999, the board of directors announced the adoption of a policy to pay regular quarterly cash dividends. In accordance with that policy, the board declared a dividend of $0.10 per share to stockholders of record on February 10, 2000, which is also the record date for the stock split. Each stockholder of record at the close of business on February 10, 2000 will be entitled to receive $0.10 for each share held after giving effect to the stock split. The cash dividend will be payable on March 1, 2000. It is anticipated that future cash dividends, if declared by the board in its sole discretion, will be payable on the first day of June, September and December.

                  SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

         The following table sets forth, as of December 17, 1999, information as to: (a) the beneficial ownership of our common stock by (1) each person serving as a director on that date, (2) each person who qualifies as a "named executive officer" under the Exchange Act and (3) all of our directors and executive officers as a group; and (b) the beneficial ownership of our common stock by each person known to us as having beneficial ownership of five percent or more of our common stock. The table does not give effect to the stock split.


                                                                            Number of            Percent of
Name and Address(1)                                                         Shares(2)             Class(3)
-------------------                                                         ----------           -----------

Kirk Kerkorian.........................................................    36,005,122(4)          63.2 %
    150 S. Rodeo Drive
    Beverly Hills, CA 90212

J. Terrence Lanni......................................................       540,211(5)            *
Alex Yemenidjian.......................................................       356,392(5)            *
John Redmond...........................................................        12,081(5)            *
Daniel Wade............................................................        34,800(5)            *
James J. Murren........................................................        98,000(5)            *
Scott Langsner.........................................................        13,908(5)            *
James D. Aljian........................................................        12,600(6)            *
Fred Benninger.........................................................        10,200(6)            *
Terry N. Christensen...................................................         4,200(6)            *
Glenn A. Cramer........................................................         7,233(6)            *
Willie D. Davis........................................................         2,700(6)            *
Alexander M. Haig, Jr..................................................         2,400(6)            *
Walter M. Sharp........................................................        31,682(6)            *
Jerome B. York.........................................................         7,200(6)            *

All current directors and executive officers
    as a group (15 persons)............................................    37,138,729(4)(5)(6)    65.2%

Capital Research & Management Company..................................     3,650,000(7)           6.4%
    333 South Hope Street
    Los Angeles, CA 90071

------------------------------------
* Holders of less than 1%.

(1) Unless otherwise indicated, the address for the persons listed is 3799 Las Vegas Boulevard South, Las Vegas, NV 89109.

(2) Based upon information to us by the named persons and information contained in filings with the SEC. Under the rules of the SEC, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares.

(3) Based on 56,939,132 shares of common stock outstanding as of December 17, 1999. Shares of common stock subject to options exercisable within 60 days are deemed outstanding for computing the percentage of class of the persons holding options but are not deemed outstanding for computing the percentage of class for any other person.


(4) Of these shares, 34,110,716 are held by Tracinda Corporation, a Nevada corporation wholly owned by Mr. Kerkorian. All of the shares of our common stock held by Tracinda are pledged to a group of banks to secure a syndicated credit facility.


(5) Included in these amounts are 519,054 shares, 332,230 shares, 12,081 shares, 34,500 shares, 95,000 shares and 11,900 shares subject to stock options exercisable on or prior to February 17, 2000 held by Messrs. Lanni, Yemenidjian, Redmond, Wade, Murren and Langsner.

(6) Included in these amounts are 2,200 shares subject to options exercisable on or prior to February 17, 2000 held by each of Messrs. Aljian, Christensen, Davis, Haig, Sharp and York, and 200 shares held by Messrs. Benninger and Cramer.

(7) Based upon a Schedule 13G, dated February 8, 1999, filed by Capital Research and Management Company, an investment advisor under the Investment Advisors Act of 1940, which is deemed to be the beneficial owner of 3,650,000 shares of common stock as a result of acting as investment advisor to various investment companies.



                          DESCRIPTION OF COMMON STOCK

     Our authorized capital stock presently consists of 75,000,000 shares of common stock. When the amendments described in this information statement become effective, our authorized capital stock will consist of 300,000,000 shares of common stock. As a stockholder of MGM Grand, you are entitled to dividends when and as declared by our board of directors, have one vote per share and have the right to the net assets in liquidation after payment of any amounts due to creditors. You are not liable for further calls or assessments by us. Except as described below, there are no sinking fund or redemption provisions relating to our common stock. Our common stock has noncumulative voting rights, which means that holders of a majority of the shares voting for the election of directors can elect 100% of the directors if they choose to do so.

     Our certificate of incorporation provides that if and when we become, and so long as we remain, a publicly traded holding company as defined in the New Jersey Casino Control Act, all of our securities shall be held subject to the condition that if a holder thereof is disqualified by the New Jersey Casino Control Commission pursuant to the New Jersey Casino Control Act, such disqualified holder must dispose of his interest in the securities, including any common stock, within 120 days (or such other time period required by the New Jersey Commission) following our receipt of notice of such disqualified holder. Promptly following our receipt of such a notice, we are required to deliver a copy of the notice to the disqualified holder by personal delivery, mail or any other reasonable means.

     Our certificate of incorporation also provides that so long as we hold (directly or indirectly) a license or franchise from a governmental agency to conduct our business, which license or franchise is conditioned upon some or all of the holders of our common stock possessing prescribed qualifications, any and all shares of the common stock shall be subject to redemption, at our sole option and in our sole discretion, to the extent necessary to prevent the loss of such license or franchise or to reinstate it. Any shares of the common stock redeemable pursuant to such provision may be called for redemption immediately for cash, property or rights, including securities of MGM Grand or another corporation, on not less than five days notice to the holders thereof at a redemption price equal to the average closing price of such stock on a national securities exchange for the 45 trading days immediately preceding the date of the redemption notice; or if such stock is not so traded, then the average of the high and low closing bid price of the stock as quoted by the National Association of Securities Dealers Automated Quotation system for such 45 trading day period; or if such stock is not so quoted, the redemption price shall be determined in good faith by our board of directors.

     The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC, 400 S. Hope Street, Los Angeles, California 90071.


                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information concerning
--------------------
us can also be inspected and copied at the offices of The New York Stock Exchange, Inc. at 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" certain information into this information statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document.

     We are incorporating by reference the following items contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 1998:

     Item 6.    Selected Financial Data;
     Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operation;
     Item 7A.   Quantitative and Qualitative Disclosures About Market Risk; and
     Item 8.    Financial Statements and Supplementary Data.

     In addition, we are incorporating by reference our Quarterly Report on Form 10-Q for the period ended September 30, 1999.

     You may already have received some of the documents incorporated by reference, but you can obtain any of them from us or the SEC or the SEC's Internet World Wide Web site described above. Documents that may be incorporated by reference after the date of this information statement are available from us without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this information statement. You may obtain documents incorporated by reference in this information statement by requesting them in writing or by telephone at the following addresses:

                                MGM Grand, Inc.
                          3799 Las Vegas Blvd. South
                            Las Vegas, Nevada 89109
                                (702) 891-3333
                Attention: Scott Langsner, Secretary/Treasurer

     If you would like to request documents from us, please do so by ____________, 2000 to receive them before the amendments become effective. If you request any incorporated documents from us, we will mail them to you by first class mail, or other equally prompt means, within one business day of our receipt of your request.

                                                                      APPENDIX A


                          CERTIFICATE OF AMENDMENT TO
                        CERTIFICATE OF INCORPORATION OF
                                MGM GRAND, INC.

MGM GRAND, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Company"), DOES HEREBY
CERTIFY:


     FIRST: That pursuant to a duly called and noticed meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent. The resolution setting forth the proposed amendment is as follows:

     "RESOLVED FURTHER, that upon the filing with the Secretary of State of the State of Delaware of a certificate of amendment of the Company's Certificate of Incorporation setting forth this resolution, each share of the Company's issued and outstanding common stock, par value $.01 per share (including treasury shares), shall be changed into two shares of the Company's common stock, $.01 par value per share."

     SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by the statute were voted in favor of the amendment by written shareholder consent, dated__________________.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MGM Grand, Inc. has duly caused this certificate to be signed by Scott Langsner, its Secretary/Treasurer, this ___day of January, 2000.


                                        MGM GRAND, INC.

                                        By:____________________________________
                                           Scott Langsner
                                           Secretary/Treasurer

                                                                      APPENDIX B

                          CERTIFICATE OF AMENDMENT TO
                        CERTIFICATE OF INCORPORATION OF
                                MGM GRAND, INC.

MGM Grand, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:


     FIRST: That pursuant to a duly called and noticed meeting of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent. The resolution setting forth the proposed amendment is as follows:

     "RESOLVED FURTHER, that the Certificate of Incorporation of the Company be amended by changing Article 4 thereof so that, as amended, said Article shall be and read as follows:

          "The aggregate number of shares which the corporation shall have the authority to issue is 300,000,000 shares, all of which are to be common stock, and the par value of each of such shares is to be $.01." "


     SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by the statute were voted in favor of the amendment by written shareholder consent, dated__________________.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, MGM Grand, Inc. has duly caused this certificate to be signed by Scott Langsner, its Secretary/Treasurer, this ___day of January, 2000.


                                        MGM GRAND, INC.


                                        By:____________________________________
                                           Scott Langsner
                                           Secretary/Treasurer